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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2002

NetBank, Inc.

Georgia	0-22361	58-2224352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11475 Great Oaks Way Suite 100 Alpharetta, Georgia 30022

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (770) 343-6006

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

        On March 31, 2002, NetBank, Inc. ("NetBank") consummated its acquisition of Resource Bancshares Mortgage Group, Inc. ("RBMG") pursuant to an Agreement and Plan of Merger (the "Agreement") dated November 18, 2001 among NetBank, Palmetto Acquisition Corp. ("Merger Sub") and RBMG providing for the merger of Merger Sub with and into RBMG, with RBMG surviving the merger. In the merger, NetBank issued 1.1382 shares of NetBank common stock in exchange for each outstanding share of RBMG common stock, plus cash in lieu of any resulting fractional shares.

        Effective upon the closing of the merger, Douglas K. Freeman became NetBank's Chief Executive Officer and the NetBank Board of Directors was reconstituted to include six prior NetBank directors, four prior RBMG directors and one director who had served on both boards prior to the merger. In addition, as a result of the merger, certain employees have elected to terminate their employment with the combined company under their respective employment agreements due to diminution of responsibilities or in order to seek opportunities outside the company. These employees include NetBank's Chief Financial Officer, Robert E. Bowers, and other administrative management personnel. None of the departing personnel has had any disagreement with NetBank on any matter relating to its operations, policies or practices.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (a)
  Historical financial statements of RBMG as of and for the three years ended December 31, 2001 and the required pro forma financial information will be filed on or before June 14, 2002.

  (c)
  Exhibits.

  99.1
  Agreement and Plan of Merger dated as of November 18, 2001 by and among NetBank, Merger Sub and RBMG (incorporated by reference to Exhibit 1 to NetBank's Registration Statement on Form S-4, Regis. No. 333-75298).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2002	NETBANK, INC.
	By:	/s/ LAURA P. MOON Name: Laura P. Moon Title: Chief Accounting Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES